Exhibit 99.1

PR Contact:	Tony Thompson Blue Coat Systems, Inc. (408) 220-2305 tony.thompson@bluecoat.com

IR Contact:	Robert Verheecke Blue Coat Systems, Inc. (408) 220-2303 robert.verheecke@bluecoat.com

NASDAQ GRANTS BLUE COAT SYSTEMS CONTINUED
LISTING ON NATIONAL MARKET

SUNNYVALE, Calif., October 2, 2002 – Blue Coat Systems, Inc. (NASDAQ: BCSI), (NASDAQ: BCSID) today announced that a NASDAQ Listing Qualifications Panel (the “Panel”) has determined to continue the listing of the Company’s securities on the NASDAQ National Market and to close the hearing file. The Company had appeared before the Panel on September 19, 2002 to appeal NASDAQ’s prior determination to delist the Company’s securities from the NASDAQ National Market based on the Company’s failure to meet the $1.00 per share minimum closing bid price requirement. Following the Company’s reverse stock split on September 16, 2002 at a ratio of one-for-five shares, Blue Coat Systems complied with the $1.00 minimum closing bid price requirement for the 10 consecutive trading days ended September 27, 2002.

About Blue Coat Systems

Blue Coat Systems, a Web security company, has developed the industry’s first port 80 security appliance. Safeguarding many of the world’s largest corporate networks, this high-performance security appliance intelligently protects against Web-based threats by policing port 80 — the primary hole in the enterprise security infrastructure. Headquartered in Sunnyvale, California, Blue Coat Systems can be reached at (408) 220-2200 or at http://www.bluecoat.com.

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The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ most recently filed Form 10-q for the quarter ended July 31, 2002, and other reports filed from time to time with the Securities and Exchange Commission.

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